Exhibit 10.1

TRANSITION AGREEMENT

I, Jason Dale, acknowledge that my employment with Vital Farms, Inc. (the “Company”) will terminate on August 31, 2024 (the “Separation Date”), and the period of time between now and the Separation Date is referred to herein as the “Transition Period.” During the Transition Period, I will continue to perform my job duties as the Company’s Chief Operating Officer, transition these duties and responsibilities as requested by the Company, and continue to abide by all of my contractual and legal obligations to the Company and by the Company’s policies and procedures; provided, however, if the Company’s new Chief Supply Chain Officer (or other similarly titled successor to some or all of my current responsibilities) commences employment prior to August 31, 2024, I will immediately transition from my role as Chief Operating Officer and perform certain designated duties as Senior Advisor to the Chief Executive Officer for the remainder of the Transition Period. As part of this Transition Agreement (this “Agreement”), the Company agrees that it will not terminate my employment before August 31, 2024 unless I engage in conduct constituting “Cause” under my Second Amended and Restated Employment Agreement dated April 1, 2022, a copy of which is attached hereto as Exhibit B (the “Employment Agreement”). If my employment is terminated early for Cause, I acknowledge that I will be ineligible for the Severance Benefits below.

If I timely return this fully executed Agreement to the Company, I perform my duties during the Transition Period, and on the Separation Date, I sign and return to the Company the Updated Release attached hereto as Exhibit A (and allow such release to become effective) (the “Severance Preconditions”), then in accordance with Section 11(b) of my Employment Agreement, the Company will provide me with the Severance Benefits described in the Employment Agreement under the terms and conditions set forth therein (the “Severance Benefits”).

As an additional Severance Benefit, provided I satisfy the Severance Preconditions, the Company will, effective immediately upon the Separation Date, retain me as a non-employee Advisor through December 31, 2024 (the “Advisory Period”). In this capacity, I will receive a monthly retainer of $10,000, payable on the 15th of each month during the Advisory Period for such transition services as may be requested by the Company. I will be available ten (10) hours per week to provide services during the Advisory Period. I will receive a 1099 for my monthly retainer. The parties acknowledge that during the Advisory Period I shall be deemed to remain in Continuous Service (as defined in the Company’s 2020 Equity Incentive Plan) with no interruptions, such that my outstanding equity (including incentive and non-qualified options, restricted stock units, and performance stock units) will continue to vest during the Advisory Period if I accept the Advisor role as described herein; provided, however, that any outstanding and unexercised incentive stock option that is not exercised within three (3) months following the Separation Date shall automatically convert to a non-qualified stock option and shall otherwise remain outstanding pursuant to the terms of such award. The Company agrees that it will not terminate the Advisory Period before December 31, 2024 unless I breach my obligations under this Agreement or any other agreement between me and the Company. At the end of the Advisory Period, my services with the Company will terminate, the vesting of my equity will cease, and the vested portion of my options will remain exercisable for the applicable post-termination exercise period (subject to terms of the option and the Employment Agreement). For avoidance of doubt, if I do not timely execute the Updated Release, or execute but then revoke my acceptance of the Updated Release, the Advisory Period will automatically terminate and I will no longer be eligible for the benefits described above.

In consideration for the Transition Period, my eligibility for the Severance Benefits, and the other valuable consideration I am receiving under this Agreement which I would not otherwise be entitled to (including the Company’s non-disparagement commitment below): (1) I agree to hold in confidence the terms of this Agreement; and (2) I hereby generally and completely release and discharge the Company and its parent, subsidiaries, predecessors, successors, affiliated entities, and assigns, and its and their respective current and former officers, directors, managers, members, partners, employees, stockholders, affiliates and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: all federal and state constitutional, statutory and common law claims (including but not limited to claims arising under or based on the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended); the federal Family and Medical Leave Act (as amended) (the “FMLA”); the Texas Human Rights Act; Chapter 21 of the Texas Labor Code; the Texas Anti-Retaliation Act; all claims arising out of or in any way related to my employment and the decision to terminate my employment; all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation, sick leave, expense reimbursements, fringe benefits, paid time off, stock, stock options, or any other ownership or equity interests in the Company; and all claims for breach of contract or other promise, breach of the implied covenant of good faith and fair dealing, tort, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, wrongful termination, discharge in violation of public policy, or emotional distress. The Released Claims do not include: (1) any rights or claims for indemnification I may otherwise have, including under any Indemnification Agreement between me and the Company; (2) any rights which cannot be waived as a matter of law, including, without limitation, any rights I may have under applicable workers’ compensation laws; or (3) any claims arising from breach of this Agreement. In addition, I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

I acknowledge and will abide by my continuing obligations under my Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement dated April 1, 2022 (the “Confidential Information Agreement”), a copy of which is attached hereto as Exhibit C, including, without limitation, to refrain from certain solicitation and competitive activities. Pursuant to the Confidential Information Agreement, I understand that I must not use or disclose any confidential or proprietary information of the Company. I also agree that on the Separation Date (or earlier if requested by the Company), I will immediately return to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary information of the Company (and all reproductions thereof); provided, however that I may retain any property that the Company specifically authorizes me to retain in connection with the Advisory Period (which property I agree to return to the Company at the end of the Advisory Period or upon the Company’s earlier request). Notwithstanding the foregoing, I understand that I will be permitted to retain my laptop and any ancillary hardware as my own personal property following the Advisory Period, provided that I

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ensure that such laptop and ancillary hardware are fully and completely wiped of all information relating to the Company as of the end of the Advisory Period (or earlier if otherwise required by the Company).

Both the Company and I agree not to disparage the other party, and the other party’s officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Company and I will respond accurately to any inquiry or request for information when required by legal process. The Company’s obligations under this paragraph are limited to Company representatives with knowledge of this provision.

I hereby represent that as of the date I sign this Agreement: I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. Within ten (10) days after my Separation Date, I will submit my final documented expense reimbursement reflecting all business expenses I incurred through the Separation Date, if any, for which I seek reimbursement. The Company will reimburse me for such expenses pursuant to its regular business practices.

I agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of my employment by the Company. Such cooperation includes, without limitation, making myself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse me for reasonable out-of-pocket expenses I incur in connection with any such cooperation (excluding fees for any personal attorney I may retain and foregone wages) and will make reasonable efforts to accommodate my scheduling needs.

This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein, and this Agreement supersedes any such promises or representations. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

I understand that, if I wish to accept the terms of this Agreement, then on or within seven (7) days after my receipt of this Agreement, I must sign below and return the original to the Company. If I fail to return the fully signed Agreement within that timeframe, the Company’s offer contained herein, and my employment, will terminate.

[Signature page to follow]

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/s/ Jason Dale

Jason Dale

4/3/2024 __________________________________________

Date

Agreed:

Vital Farms, Inc.

By: /s/ Russell Diez-Canseco

Name: Russell Diez-Canseco

Title: President and Chief Executive Officer

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EXHIBIT A

UDPATED RELEASE

(To be signed and returned on, but no earlier than, the Separation Date.)

I understand that if I choose to sign this Updated Release (the “Release”), then Vital Farms, Inc. (the “Company”) will provide me with the Severance Benefits pursuant to the terms of the Transition Agreement between the Company and me. I understand that I am not entitled to the Severance Benefits unless I sign this Release within the stated time period.

In exchange for the Severance Benefits and other benefits to be provided to me pursuant to the terms of the Transition Agreement, I hereby extend the release and acknowledgements set forth in the Transition Agreement through the date I executed this Updated Release.

I further acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (the “ADEA”) (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release; (3) I have been given at least twenty-one (21) calendar days to consider this Release; (4) I have seven (7) calendar days following the date I sign this Release to revoke it; and (5) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after I sign this Release.

This Updated Release, together with the Transition Agreement, sets forth the entirety of my agreement with the Company with regard to the subject matter hereof.

By:

Jason Dale

Date: